Exhibit 4.10

AQUILINE RESOURCES INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

(EXPRESSED IN CANADIAN DOLLARS)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Aquiline Resources Inc. were prepared by management in accordance with Canadian generally accepted accounting principles. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Corporation’s circumstances. The significant accounting policies of the Corporation are summarized in Note 2 to the consolidated financial statements.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for ensuring that management fulfills its financial reporting responsibilities and for reviewing and approving the consolidated financial statements together with other financial information. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management as well as with the independent auditors to review the internal controls over the financial reporting process, the consolidated financial statements and the auditors’ report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the consolidated financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Corporation for issuance to the shareholders.

Management recognizes its responsibility for conducting the Corporation’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

(signed)	(signed)
Marc Henderson	Dennis Gibson
President and Chief Executive Officer	Chief Financial Officer

Toronto, Canada
March 30, 2009

701 Evans Avenue	telephone:	(416) 626-6000
8th Floor	facsimile:	(416) 626-8650
Toronto, Ontario Canada	email:	info@mscm.ca
M9C 1A3	website:	www.mscm.ca

Auditors’ Report

To the Shareholders of

Aquiline Resources Inc.

We have audited the consolidated balance sheets of Aquiline Resources Inc. as at December 31, 2008 and 2007 and the consolidated statements of operations and deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Signed: “MSCM LLP”

Chartered Accountants
Licensed Public Accountants

Toronto, Ontario
March 25, 2009

AQUILINE RESOURCES INC.

Consolidated Balance Sheets

(Expressed in Canadian Dollars)

December 31,	2008	2007

Assets

Current
Cash and cash equivalents	$2,357,921	$3,734,398
Short-term investments (Note 6)	4,020,000	2,900,000
Investments held for trading (Note 9)	—	374,400
Other receivables and prepaids (Note 20)	1,236,377	553,276
Prepaid transaction costs (Note 3(b))	—	188,000
Promissory note receivable (Note 7)	—	225,000
Current portion of long-term foreign tax recoverable (Note 8)	884,831	308,234
	8,499,129	8,283,308

Long-term foreign tax recoverable (Note 8)	6,416,917	1,165,063
Long-term investments (Note 9)	74,000	2,615,320
Property and equipment (Note 10)	1,608,121	176,244
Deferred payments for future acquisition (Note 3(a))	—	21,407,914
Resource assets (Note 11)	123,682,815	34,849,462
	$140,280,982	$68,497,311

Liabilities

Current
Payables and accruals (Note 20)	$5,975,113	$806,829
Debt (Note 12)	514,212	—
	6,489,325	806,829

Asset retirement obligation (Note 13)	1,326,930	422,240
Future income tax liability (Note 18)	12,413,000	7,655,000
	20,229,255	8,884,069

Shareholders’ Equity

Capital stock (Note 14(a))	123,860,329	70,994,372
Warrants (Note 14(c))	7,461,455	—
Contributed surplus	15,514,378	8,305,078
Convertible debenture (Note 15)	15,822,904	—
Deficit	(42,344,839)	(20,794,375)
Accumulated other comprehensive (loss) income	(262,500)	1,108,167
	120,051,727	59,613,242
	$140,280,982	$68,497,311

Nature of Operations and Going Concern (Note 1)

Commitments (Note 22)

On behalf of the Board of Directors

“MARC HENDERSON” (Signed)	Director
“JOHN SUTHERLAND” (Signed)	Director

The accompanying notes are an integral part of these consolidated financial statements

AQUILINE RESOURCES INC.

Consolidated Statements of Operations

(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Expenses
Office and administration	$680,710	$355,382
IMA legal costs (Note 20)	8,556	307,476
Legal and audit (Note 20)	192,924	301,192
Accretion of asset retirement obligation (Note 13)	125,607	1,433
Amortization	24,830	29,541
Travel	271,847	365,401
Investor relations	852,192	545,476
Salaries and consulting	2,273,996	580,782
Capital tax	21,014	126,895
Stock option compensation (Note 14(b))	4,301,437	540,457
	8,753,113	3,154,035

Loss before the following	(8,753,113)	(3,154,035)

Interest income	143,030	356,579
Write-down of resource assets (Note 11)	(19,721,079)	(684,193)
Foreign exchange gain (loss)	162,489	(309,480)
Unrealized (loss) gain on investments held for trading	(11,700)	229,400
Gain (loss) on sale of long-term investments	508,909	(6,945)

Net loss before income taxes	(27,671,464)	(3,568,674)

Future income tax recovery (Note 18)	(6,121,000)	—

Net loss for the year	$(21,550,464)	$(3,568,674)

Basic and diluted loss per share (Note 19)	$(0.35)	$(0.07)

The accompanying notes are an integral part of these consolidated financial statements

AQUILINE RESOURCES INC.

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Capital Stock
Balance at beginning of year	$70,994,372	$56,574,750
Exercise of warrants	149,999	7,027,875
Value attributed to warrants exercised	77,297	2,771,950
Exercise of stock options	3,593,450	3,346,550
Value attributed to stock options exercised	1,412,987	1,273,247
Private placement, net of issue costs	25,299,260	—
Warrants valuation	(6,866,755)	—
Shares issued to acquire Absolut Resources Corp.	29,199,719	—
Balance at end of year	$123,860,329	$70,994,372

Warrants
Balance at beginning of year	$—	$2,771,950
Warrants exercised	(77,297)	(2,771,950)
Warrants issued	7,461,455	—
Warrants expired	(637,712)	—
Warrants issued to acquire Absolut Resources Corp.	715,009	—
Balance at end of year	$7,461,455	$—

Contributed Surplus
Balance at beginning of year	$8,305,078	$7,400,386
Stock options vested	6,893,725	2,177,939
Stock options issued to acquire Absolut Resources Corp.	1,090,850	—
Stock options exercised	(1,412,987)	(1,273,247)
Warrants expired	637,712	—
Balance at end of year	$15,514,378	$8,305,078

Convertible debenture
Balance at beginning of year	$—	$—
Convertible debenture, net of issue costs	15,822,904	—
Balance at end of year	$15,822,904	$—

Deficit
Balance at beginning of year	$(20,794,375)	$(17,225,701)
Net loss for the year	(21,550,464)	(3,568,674)
Balance at end of year	$(42,344,839)	$(20,794,375)

Accumulated Other Comprehensive (Loss) Income
Balance at beginning of year	$1,108,167	$—
Transition adjustments - financial instruments	—	134,325
Reclassification of unrealized gain on available-for-sale long-term investments	(1,253,217)	(116,975)
Net unrealized (loss) gain on available-for-sale long-term investments	(117,450)	1,090,817
Balance at end of year	$(262,500)	$1,108,167

The accompanying notes are an integral part of these consolidated financial statements

AQUILINE RESOURCES INC.

Consolidated Statements of Comprehensive Loss

(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Net loss for the year	$(21,550,464)	$(3,568,674)

Other comprehensive loss

Net unrealized (loss) gain on available-for-sale long-term investments	(117,450)	1,090,817
Reclassification of unrealized gains on available-for-sale long-term investments	(1,253,217)	(116,975)

Total comprehensive loss	$(22,921,131)	$(2,594,832)

The accompanying notes are an integral part of these consolidated financial statements

AQUILINE RESOURCES INC.

Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

CASH (USED IN) PROVIDED BY:

OPERATING ACTIVITIES

Net loss for the year	$(21,550,464)	$(3,568,674)

Adjustments for:
Amortization	24,830	29,541
Long-term foreign tax recoverable	—	(407,527)
Accretion of asset retirement obligation	125,607	1,433
Stock option compensation	4,301,437	540,457
Unrealized (loss) gain on investments held for trading	11,700	(229,400)
(Gain) loss on sale of long-term investments	(508,909)	6,945
Future income tax recovery	(6,121,000)	—
Write-down of resource assets	19,721,079	684,193

Net change in non-cash working capital (Note 17)	(2,714,410)	(898,258)
	(6,710,130)	(3,841,290)

FINANCING ACTIVITIES
Repayment of debt	—	—
Issue of common shares, net of share issue costs	29,042,709	10,374,425
Proceeds from convertible debenture and warrants, net of issue costs	16,417,604	—
	45,460,313	10,374,425

INVESTING ACTIVITIES
Prepaid transaction costs	—	(80,000)
Promissory note receivable	—	(225,000)
Purchase of long-term investments	(877,500)	(1,193,153)
Proceed on disposal of long-term investments	1,022,945	1,162,805
Purchase of property and equipment	(581,921)	(45,392)
Proceeds on sale of exploration equipment	—	33,225
Deferred payments for future acquisition	—	(11,299,684)
Net redemption of short-term investments	(1,120,000)	13,714,214
Acquisition of Minera Argenta S.A. and Aquiline Holdings Inc.	(15,000,150)	—
Cash acquired on Minera Argenta S.A. and Aquiline Holdings Inc.	1,515,747	—
Cash acquired on Absolut Resources Inc.	505,040	—
Purchase of investments held for trading	—	(145,000)
Purchase of resource assets	(26,543,935)	(5,758,545)
	(41,079,774)	(3,836,530)

The accompanying notes are an integral part of these consolidated financial statements

AQUILINE RESOURCES INC.

Consolidated Statements of Cash Flows - Continued

(Expressed in Canadian Dollars)

Years Ended December 31,	2008	2007

Effect of translation on foreign currency net monetary assets	953,114	584,512

(Decrease) increase in cash and cash equivalents	(1,376,477)	3,281,117

Cash and cash equivalents, beginning of year	3,734,398	453,281

Cash and cash equivalents, end of year	$2,357,921	$3,734,398

Cash and cash equivalents consist of:
Cash	$2,307,921	$859,628
Guaranteed investment certificates	50,000	2,874,770
	$2,357,921	$3,734,398

SUPPLEMENTAL CASH FLOW INFORMATION (Note 17)

The accompanying notes are an integral part of these consolidated financial statements

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

1.                                   Nature of Operations and Going Concern

Aquiline Resources Inc. (“Aquiline” or the “Corporation”) is a publicly traded company listed on the TSX under the symbol “AQI” involved in the exploration and development of gold and silver projects in Argentina and Peru. The majority of the Corporation’s deferred exploration expenses relate to the development of the Calcatreu property located in the Province of Rio Negro, Argentina, the Navidad Silver Project and the Regalo gold property in the Chubut Province of Argentina and the Pico Machay and Chaparra gold projects in Peru. Aquiline also owns and has interests in platinum and palladium projects in the Sudbury region of Ontario, Canada and holds a net smelter royalty (“NSR”) on a development stage gold and silver project in Mexico (“La Jojoba Project”). The Corporation also holds equity share positions in exploration and development companies that operate within certain countries in the Americas.

The business of mining for minerals involves a high degree of risk. The underlying value of the mineral properties is dependent upon the existence and economic recovery of mineral reserves, the ability to raise long-term financing to complete the development of the properties, government policies and regulations, and upon future profitable production or, alternatively upon the Corporation’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

In order to meet future expenditures, the Corporation will need to raise additional funding. Although the Corporation has been successful in raising funds to date, there can be no assurance that adequate funding will be available in the future, or available under terms favorable to the Corporation. These consolidated financial statements have been prepared on a going concern basis that assumes the Corporation will be able to continue to realize its assets and discharge its liabilities in the normal course of business. In the event the Corporation is not able to obtain adequate funding, there is uncertainty as to whether the Corporation will be able to continue as a going concern and maintain or complete the exploration and development of its resource properties. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities that would be necessary if the Corporation were unable to obtain adequate financing.  Changes in future conditions could require material write downs of the carrying values of resource assets.

2.                                   Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries in Canada, Absolut Resources Inc. (“Absolut”), in Peru, Minera Calipuy S.A.C., in Mexico, Minera Aquilon S.A. de C.V. and Minera San Isidro S.A. de C.V, and in Argentina, Minera Aquiline Argentina S.A, Minera Argenta S.A. and Aquiline Holdings Inc., which were formed or acquired to facilitate the acquisition, exploration and development of mineral properties in these respective countries. These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.                                   Summary of Significant Accounting Policies (Continued)

Measurement uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from those estimates. Significant estimates and assumptions include those related to the valuation of resource assets, recoverability of foreign taxes, determinations as to whether costs are expensed or deferred, asset retirement obligations, future income taxes and stock compensation valuation assumptions.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand and other highly liquid short term investments, which may be settled on demand or within a maximum 90 day period at the date of acquisition.

Short-term investments

Short-term investments are liquid investments with an original maturity greater than three months but less than one year at the date of acquisition.

Resource assets

The cost of the resource assets and related exploration and development costs are deferred until the properties are placed into production, become inactive, or are sold or abandoned. These costs will be amortized over the estimated useful lives of the properties following the commencement of production or written off if the properties are sold, allowed to lapse, or abandoned. The amount shown for resource assets represents costs incurred to date and is not intended to reflect present or future values.

Although the Corporation has taken steps to verify title to resource assets in which it has an interest, these procedures do not guarantee the Corporation’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

Property and equipment

Property and equipment are recorded at cost. Amortization on office equipment is recorded on the declining balance basis at an annual rate of 30%. Amortization on leasehold improvements is recorded on the straight line basis over the lease term. Amortization is recorded on a straight line basis over periods ranging from 3 to 10 years and is charged to resource assets.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.                                   Summary of Significant Accounting Policies (Continued)

Stock option compensation

The fair value of any stock options granted to directors, officers, consultants and employees is recorded over the vesting period with a corresponding increase recorded to contributed surplus. Costs directly related to the mineral properties or deferred payments for future acquisition are capitalized, indirect costs are expensed. The fair value of the stock option compensation is determined using the Black-Scholes option pricing model and management’s assumptions as disclosed in Note 14(b). Upon exercise of the stock options, consideration paid by the option holder together with the amount previously recognized in contributed surplus is recorded as an increase to capital stock.

Income taxes

Income taxes are calculated using the asset and liability method of tax accounting. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and on unclaimed losses carried forward and are measured using the substantively enacted tax rates that will be in effect when the differences are expected to reverse or losses are expected to be utilized. A valuation allowance is recognized to the extent that the recoverability of future income tax assets is not considered more likely than not.

Loss per share

Basic loss per share is computed by dividing the loss for the year by the weighted average number of common shares outstanding during the year, including contingently issuable shares which are included when the conditions necessary for issuance have been met. Diluted earnings per share is calculated in a similar manner, except that the weighted average number of common shares outstanding is increased to include potentially issuable common shares from the assumed exercise of common share purchase options and warrants, if dilutive. The number of additional shares included in the calculation is based on the treasury stock method for options and warrants. The effect of potential issuances of shares under options and warrants would be anti-dilutive and accordingly basic and diluted loss per share are the same.

Foreign currency translation

The operations of the Corporation’s subsidiaries are considered to be of an integrated nature. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Non-monetary items are translated at historical rates. Revenues and expenses are translated at the average exchange rate during the year. Translation gains and losses are included in operations.

Asset retirement obligation

The fair value of the liability for an asset retirement obligation is recorded when it is incurred and can be reasonably estimated, and the corresponding increase to the asset is amortized over the life of the asset. The liability is increased over time to reflect an accretion element considered in the initial measurement at fair value.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.                                   Summary of Significant Accounting Policies (Continued)

Impairment of long-lived assets

Long-lived assets held and used by the Corporation and subject to amortization are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the sum of discounted value of the future cash flows is less than the carrying amount of the asset or if long-lived assets are abandoned, the excess of the carrying amount over the estimated fair value, based on discounted future cash flows, is recorded as a charge to net income.

Financial instruments, comprehensive income (loss) and hedges

The Corporation’s long-term investments are classified as “available-for-sale” and are measured at fair value. Changes in fair value are recognized in other comprehensive income (loss) until their disposition, at which time they are transferred to net income. Investments in securities having quoted market values and which are publicly traded on a recognized securities exchange and for which no sales restrictions apply are recorded at values based on the current bid prices.

The Corporation has classified its cash and cash equivalents and short-term investments as held for trading, which are measured at fair value. Other receivables, promissory note receivable and foreign tax recoverable are classified as loans and receivables, which are measured at amortized cost. Payables and accruals, long-term debt and asset retirement obligations are classified as other financial liabilities, which are measured at amortized cost.

Capital Disclosures and Financial Instruments — Disclosures and Presentation

On December 1, 2006, the CICA issued three new accounting standards: Capital Disclosures (Handbook Section 1535), Financial Instruments — Disclosures (Handbook Section 3862), and Financial Instruments — Presentation (Handbook Section 3863). These new standards became effective for the Corporation on January 1, 2008.

Capital Disclosures

Handbook Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such noncompliance. The Corporation has included disclosures recommended by the new Handbook section in Note 4 to these consolidated financial statements.

Financial Instruments

Handbook Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments — Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The Corporation has included disclosures recommended by the new Handbook sections in Note 5(b) to these consolidated financial statements.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

2.                                   Summary of Significant Accounting Policies (Continued)

Future Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board (“AcSB”) formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The  conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. Accordingly, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Aquiline will be required to have prepared, in time for its first quarter 2011 filing, comparative financial statements in accordance with IFRS for the three months ended March 31, 2010.

Goodwill and Intangible Assets

Section 3064, Goodwill and Intangible Assets, establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the introduction of this standard, the CICA withdrew EIC 27, Revenues and expenses during the pre-operating period. As a result of the withdrawal of EIC 27, the Corporation will no longer be able to defer costs and revenues incurred prior to commercial production at new operations. The new standard is effective as of January 1, 2009.

Business Combinations. Consolidated Financial Statements and Non-Controlling Interests

The CICA issued three new accounting standards in January 2009: Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements and Section 1602, Non-Controlling interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011. The Corporation is in the process of evaluating the requirements of the new standards.

Sections 1582 replaces section 1581 and establishes standards for the accounting for a business combination. It provides the Canadian equivalent to IFRS 3 - Business Combinations. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Sections 1601 and 1602 together replace section 1600, Consolidated Financial Statements. Section 1601, establishes standards for the preparation of consolidated financial statements. Section 1601 applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS lAS 27 - Consolidated and Separate Financial Statements and applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.

The Corporation is currently assessing the impact of these new accounting standards on its consolidated financial statements.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

3.                                   Business Combinations

(a)                Navidad Silver Project, Argentina

A positive legal decision was received on July 14, 2006 from the Supreme Court of British Columbia awarding the Corporation ownership of the Navidad Silver Project (“Navidad”) and its surrounding claims located in the Chubut Province of Argentina. The Navidad project would likely be an open pit mine which is currently the subject of a ban in the Chubut province. The continued ban on open pit mining may prohibit the project feasibility at current resource estimates.

On October 19, 2006 the Corporation announced that it had reached agreement with IMA Exploration Inc. (“IMA”) to give effect to the July 14, 2006 judgment. During the appeal period, Aquiline operated the Navidad Project under the terms of an Interim Project Development Agreement (the “IPDA”) that had been executed by the parties. The key terms of the IPDA are as follows:

•                   The shares (the “Shares”) of IMA’s wholly owned subsidiaries Inversiones Mineras Argentinas Inc. and Inversiones Mineras Argentinas S.A. (the “Subsidiaries”) would be held in trust pending the completion of the appeal process. The boards of these companies would be replaced with nominees of Aquiline and the ongoing development of the Navidad Project would be funded by Aquiline. Aquiline had sole operational control of the Navidad Project. IMA representatives had observer status and would be kept apprised of Aquiline’s exploration and development plans.

•                   The parties agreed that IMA’s reimbursable costs for Navidad were $18.5 million, a figure which excluded Aquiline’s legal costs which could have been set off against IMA’s reimbursable costs in the event that Aquiline is determined to be the ultimate owner of the Navidad Project in the court action.

•                   On completion of the trust transfer of the Shares, Aquiline had to deposit $7.5 million into escrow to partially secure payment of IMA’s reimbursable costs.

•                   Aquiline agreed to spend up to $11 million to further the development of the Navidad Project during the appeal period.

•                   A standstill clause provided that neither party would attempt to acquire the other, solicit proxies in the other, or encourage any third parties in such an endeavour for the duration of the appeal period.

In February 2007, an additional 900,000 shares of Consolidated Pacific Bay and 300,000 shares of Tinka Resources Inc. (“Tinka”) with a market value of $184,500 and $96,000 respectively were received and were being held in trust pending the outcome of the judgment. Upon payment of the final $11 million, these shares were released to the Corporation.

On June 7, 2007, the British Columbia Court of Appeal released its judgment in favour of Aquiline. The appeal launched by IMA was dismissed, with no variations made to the original judgment. IMA filed to seek leave to appeal the judgment to the Supreme Court of Canada.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

3.                                   Business Combinations (Continued)

(a)                Navidad Silver Project, Argentina (Continued)

On December 20, 2007, the Supreme Court of Canada dismissed with costs the application for leave to appeal brought by IMA. IMA had no further recourse and its appeal was terminated. Aquiline was determined to be the sole beneficial owner of the Navidad silver deposit, subject to payment of amounts owed to IMA under the IPDA, as follows:

(i)             the parties would cause the sum of $7.5 million plus interest accrued thereon, held in trust, to be released to IMA by no later than December 31, 2007. This amount was released;

(ii)          Aquiline would pay to IMA the sum of $11 million, provided however that Aquiline is entitled to set off its legal costs against such amount. This amount was paid;

(iii)       on the date upon which the last of the payments in subparagraphs (i) and (ii) above were made, the trust was terminated and Aquiline then held sole legal and beneficial title to the Shares and the underlying Navidad property.

As at December 31, 2007, the deferred payments for future acquisition of $21,407,914 was comprised of a loan to Minera Argenta S.A. (the holder of the Navidad property) in the amount of $10,151,259, stock option compensation of $794,576, other advances and expenses of $8,959,079 and related capitalized future income tax costs of $1,503,000.

On February 11, 2008, Aquiline paid the sum of $11 million owing to IMA as final payment for the acquisition of IMA’s wholly owned subsidiaries, pursuant to the court decision on December 20, 2007. The acquisition of IMA’s wholly owned subsidiaries, Minera Argenta S.A. and Aquiline Holdings Inc., was accounted for using the purchase method. The results of operations are included in the accounts from February 11, 2008, the effective date of acquisition.

Details of the acquisition are as follows:

Purchase Price
Cash paid	$18,500,000
Transaction costs	4,000,000
$22,500,000

Fair Value of Net Assets Acquired
Current assets	$4,272,008
Long-term investments	93,000
Resource assets	37,231,082
Property and equipment	746,245
42,342,335
Less: current liabilities	(13,938,907)
Less: future tax liabilities	(5,470,000)
Less: asset retirement obligation	(433,428)
$22,500,000

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

3.                                   Business Combinations (Continued)

(b)                Acquisition of Absolut Resources Corp. (“Absolut”)

On October 2, 2007, Aquiline entered into a binding letter agreement (the “Letter Agreement”) pursuant to which Aquiline offered to acquire 100% of the issued and outstanding shares of Absolut.

The agreement contemplated that the Absolut shareholders would receive Aquiline shares based on the following exchange ratio: (i) 1 common share of Aquiline for 10 common shares of Absolut, (ii) 1 warrant of Aquiline for each 10 warrants of Absolut and (iii) 1 option of Aquiline for each 10 options of Absolut, subject to adjustment of the exchange ratio based on the ratio of trading prices of the respective companies based on the average share prices of the last five trading days before the Special Meeting of the Absolut shareholders. The exchange ratio was restricted to a maximum of 1 for 11 and a minimum of 1 for 9.

The special meeting of the Absolut shareholders was held on March 5, 2008 and the transaction was approved. Based on the trading on the last five days before the special meeting, the exchange ratio was determined to be 1 for 9.

The transaction was closed on April 1, 2008 and 2,961,432 Aquiline common shares, 218,889 Aquiline options and 205,558 Aquiline warrants were issued in exchange for common shares, options and warrants of Absolut. This transaction is between two companies with an established historical relationship, and resulted in the creation of a gold division within Aquiline, the initial focus of which will be Absolut’s Pico Machay project in Peru and Aquiline’s Calcatreu project in Argentina.

Details of the acquisition are as follows:

Purchase Price
2,961,432 common shares issued in exchange for 26,652,888 Absolut common shares outstanding (net of 3,025,000 shares in Absolut held by the Corporation)	$29,199,719
Fair value of 205,558 warrants issued in exchange for 1,850,000 Absolut warrants	715,009
Fair value of 218,889 options issued in exchange for 1,970,000 Absolut options	1,090,850
Cost of 3,025,000 Absolut shares originally held by the Corporation	1,989,817
Transaction costs	260,770
$33,256,165

Fair Value of Net Assets Acquired
Current assets	$737,008
Resource assets	45,751,349
Property and equipment	557,510
47,045,867
Less: current liabilities	(1,603,110)
Less: long-term liabilities	(317,592)
Less: future tax liabilities	(11,869,000)
$33,256,165

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

4.             Capital Management

The capital of the Corporation consists of items included in shareholders’ equity and debt obligations, net of cash and cash equivalents and short-term investments.

The Corporation manages its capital structure and makes adjustments to it, based on the funds available to the Corporation, in order to support the acquisition, exploration and development of resource assets. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Corporation’s management to sustain future development of the business.

The properties in which the Corporation currently has an interest are in the exploration stage; as such the Corporation is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Corporation will spend its existing working capital and raise additional amounts as needed. The Corporation will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Corporation, is reasonable.

There were no changes in the Corporation’s approach to capital management during the year ended December 31, 2008. Neither the Corporation nor its subsidiaries are subject to externally imposed capital requirements.

5.            Property and Financial Risk Factors

(a)      Property risk

The Corporation’s major mineral properties are the Calcatreu gold property, Navidad Silver Project and Pico Machay gold property. Unless the Corporation acquires or develops additional material properties, the Corporation will be mainly dependent upon these three properties. If no additional major mineral exploration properties are acquired by the Corporation, any adverse development affecting these three properties would have a material adverse effect on the Corporation’s financial condition and results of operations.

(b)      Financial risk

The Corporation’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate and other price risk).

Risk management is carried out by the Corporation’s management team with guidance from the Audit Committee under policies approved by the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

5.            Property and Financial Risk Factors (Continued)

(b)      Financial risk (Continued)

Credit risk

The Corporation’s credit risk is primarily attributable to short-term investments, other receivables and foreign tax recoverable. The Corporation has no significant concentration of credit risk arising from operations. Short-term investments consist of guaranteed investment certificates, which have been invested with reputable financial institutions, from which management believes the risk of loss to be remote. Other receivables consist of goods and services tax due from the Federal Government of Canada and receivables from other companies. Foreign tax recoverable consists of value added taxes paid on exploration costs that are refundable from the Government of Argentina. In Argentina, claims for the foreign tax recoverable can only be made one year after the stated expenditures have been paid when there is no tax collection from revenues to offset. $7,301,748 represents the maximum credit exposure. Management believes that the credit risk concentration with respect to other receivables and foreign tax recoverable is remote. Management does not believe the receivables are impaired.

Liquidity risk

The Corporation’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2008, the Corporation had cash and cash equivalents and short-term investments of $6,377,921 (December 31, 2007 - $6,634,398) to settle current liabilities of $6,489,325 (December 31, 2007 - $806,829). Other than its current debt (see Note 12), all of the Corporation’s financial liabilities have contractual maturities of less than 90 days and are subject to normal trade terms.

Market risks

Interest rate risk

The Corporation has cash balances and no interest-bearing debt. The Corporation’s current policy is to invest excess cash in investment-grade short-term deposit certificates issued by its banking institutions. The Corporation periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

Foreign currency risk

The Corporation’s functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars, Argentine Pesos and Peruvian New Soles. The Corporation funds major operations and exploration expenses in Argentina and Peru. The Corporation maintains Argentine pesos bank accounts in Argentina and Peruvian sole bank accounts in Peru. The Corporation is subject to gains and losses due to fluctuations in Argentine Peso and Peruvian New Sole against the Canadian dollar.

Price risk

The Corporation is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Corporation’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Corporation closely monitors commodity prices of gold and silver, individual equity movements, and the stock market to determine the appropriate course of action to be taken.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

5.            Property and Financial Risk Factors (Continued)

(b)      Financial risk (Continued)

Financial Instruments

The Corporation’s financial instruments consist of cash and cash equivalents, short-term investments, other receivables, foreign tax recoverable, long-term investments, payables and accruals, current debt and asset retirement obligations. As at December 31, 2008, the carrying and fair value amounts of the Corporation’s financial instruments are the same. Changes in fair value of the Corporation’s long-term investments are recognized in other comprehensive income.

Sensitivity analysis

Based on management’s knowledge and experience of the financial markets, the Corporation believes the following movements are “reasonably possible” over a twelve month period.

Short-term investments include deposits at call which are at variable rates. Sensitivity to a plus or minus 1% change in rates would affect net loss by $40,200.

The Corporation’s long-term investments are denominated in Canadian dollars. Sensitivity to a plus or minus 10% movement in the Canadian listed equity prices would affect comprehensive loss by $7,400.

The Corporation is exposed to foreign currency risk on fluctuations of financial instruments related to cash and cash equivalents, other receivables, foreign tax recoverable, payables and accruals that are denominated in Argentine Pesos and Peruvian New Soles. Sensitivity to a plus or minus 5% change in the foreign exchange rate would affect net loss by $105,339.

Price risk is remote since the Corporation is not a producing entity.

6.            Short-Term Investments

Short-Term Investments are Guaranteed Investment Certificates (GICs) of $4,020,000 (2007 - $2,900,000) with maturity dates of more than 90 days and not more than 12 months, redeemable without penalty after 30 days. Of these investments $20,000 (2007 - $50,000) is collateral for the Corporation’s credit cards.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

7.            Promissory Note Receivable

On December 14, 2007, the Corporation advanced $225,000 to Absolut under a promissory note secured by a general security agreement. This note has been eliminated upon acquisition of Absolut, see Note 3(b)).

8.             Foreign Tax Recoverable

Foreign tax recoverable consists of value added taxes (“VAT”) paid on exploration costs that are refundable from the Government of Argentina. In Argentina, claims for the VAT refund can only be made one year after the stated expenditures have been paid when there is no VAT collection from revenues to offset. The ability to make such claims for refunds began in fiscal year 2005.

The timing of receipt of the refunds subsequent to submission of the claim depends on the timing of approval and processing of the claim by the Government of Argentina. There is limited previous payment history upon which to predict the timing of the receipt of these amounts. Expenditures for which the one year waiting period has passed and a claim has been made are classified as current. All other expected refund amounts have been classified as long term.

9.             Investments Held for Trading and Long-Term Investments

The Corporation’s long-term investments include:

	December 31,		December 31,
	2008		2007
	Number of		Number of
	Shares	Value	Shares	Value

Absolut Resources Corp. common shares	—	$—	2,766,000	$2,406,420
Absolut Resources Corp. warrants	—	—	1,170,000	374,400
Sierra Minerals Inc. common shares	170,000	21,250	170,000	71,400
Sierra Minerals Inc. warrants	—	—	50,000	—
Columbia Metals Corporation Limited common shares	625,000	43,750	625,000	137,500
Columbia Metals Corporation Limited warrants	—	—	625,000	—
Tinka Resources Ltd. common shares	300,000	9,000	—	—

		74,000		2,989,720
Less: classified as held for trading		—		(374,400)

Long-term investments		$74,000		$2,615,320

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

9.             Investments Held for Trading and Long-Term Investments (Continued)

(a)     In 2007, the Corporation sold 2,339,500 common shares of Absolut for total proceeds of $1,162,805 and subscribed to an additional 2,340,000 units at a price of $0.50 per unit. Each unit consists of one common share and one half of one common share purchase warrant. One whole common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 per share for a period of eighteen months from February 26, 2007. At the time of acquisition, the warrants were assigned a value of $145,000 using the Black-Scholes option pricing model. These warrants were considered a derivative financial instrument and accordingly were classified as held for trading. At December 31, 2007, these warrants had a fair value of $374,400. The resulting increase in value has been recognized in net income - unrealized gain on investments held for trading.

800,000 warrants matured in December 2007 and were not exercised by the Corporation.

In 2008, the Corporation sold 911,000 common shares of Absolut for total proceeds of $1,022,945 and subscribed to an additional 1,170,000 common shares at a price of $0.75 per common share.

On April 1, 2008, the Corporation acquired Absolut. Refer to Note 3(b) for further details.

(b)    In 2006, the Corporation subscribed to 100,000 shares of Sierra Minerals Inc. (“Sierra”) at $0.35 per share as part of a 3,395,449 share non-brokered placement by Sierra. 50,000 warrants were also received as part of the placement. Each warrant entitled the holder to purchase one common share at a price of $0.50 per share over a period of 18 months from the date of closing. These warrants had no value as at January 1, 2007 and December 31, 2007.

The 50,000 warrants matured in March 2008 and were not exercised by the Corporation.

(c)     Pursuant to a Settlement Agreement as detailed in Note 11, the Corporation subscribed to 625,000 units of Columbia Metals Corporation Limited (“Columbia”) at a price of $0.80 per unit and acquired a 2% net smelter return royalty for $500,000. The purchase price was allocated $450,000 to the purchase of units in Columbia and $50,000 to the net smelter return royalty as part of the resource assets. Each unit in Columbia was comprised of one common share and one common share purchase warrant entitling the purchaser to purchase one common share of Columbia at the price of $0.90 per share until March 17, 2008. The warrants had no value at January 1, 2007 and December 31, 2007.

The 625,000 warrants matured in March 2008 and were not exercised by the Corporation.

(d)    In February 2008, with the acquisition of Navidad Silver Project, the Corporation received 300,000 shares of Tinka (see Note 3(a)).

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

10.           Property and Equipment

		Accumulated	Net
	Cost	Amortization	Book Value

2008
Office equipment	$167,159	$117,540	$49,619
Leasehold improvements	46,028	34,804	11,224
Exploration equipment	2,001,501	454,223	1,547,278

	$2,214,688	$606,567	$1,608,121

		Accumulated	Net
	Cost	Amortization	Book Value

2007
Office equipment	$114,315	$73,452	$40,863
Leasehold improvements	28,825	22,274	6,551
Exploration equipment	256,573	127,743	128,830

	$399,713	$223,469	$176,244

11.         Resource Assets

As of December 31, 2008 accumulated costs with respect to the Corporation’s interest in mineral properties owned, leased or under option, consisted of the following:

	Opening			Ending
	December 31,	Acquisitions/		December 31,
Description	2007	Additions	Reductions	2008

Calcatreu gold property - Argentina	$34,068,894	$1,718,783	$—	$35,787,677
Platinum and palladium - Sudbury, Ontario	730,568	2,681	(683,249)	50,000
Gold properties - La Jojoba, Mexico	50,000	—	—	50,000
Regalo gold property - Argentina	—	268,035	—	268,035
Navidad Silver Project - Argentina	—	57,527,103	—	57,527,103
Pico Machay - Peru	—	44,553,784	(16,553,784)	28,000,000
Chaparra - Peru	—	4,484,046	(2,484,046)	2,000,000

	$34,849,462	$108,554,432	$(19,721,079)	$123,682,815

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

11.           Resource Assets (Continued)

	Opening			Ending
	December 31,	Acquisitions/		December 31,
Description	2006	Additions	Reductions	2007

Calcatreu gold property - Argentina	$24,203,830	$9,865,064	$—	$34,068,894
Platinum and palladium - Sudbury, Ontario	1,385,025	29,736	(684,193)	730,568
Gold properties - La Jojoba, Mexico	50,000	—	—	50,000

	$25,638,855	$9,894,800	$(684,193)	$34,849,462

Calcatreu Gold Property - Argentina

In July 2003, the Corporation acquired Minera Normandy Argentina S.A. a fully owned subsidiary of Newmont Mining Corporation (“Newmont”) and subsequently renamed it Minera Aquiline Argentina S.A. Through this subsidiary, Aquiline acquired Newmont’s gold project (“Calcatreu property”) which was at the time comprised of 73,000 hectares in Argentina for US $2,135,000 with a vendor take back non interest bearing mortgage having an undiscounted value of US $2,035,000. Upon satisfaction of the purchase price, Newmont will receive a 2.5% net smelter royalty on gold, silver and base metal production. The vendor take back mortgage was repaid in staged cash payments over a 36 month period ending July 2006. Both the 2.5% net smelter royalty and the vendor take back mortgage were secured by the Calcatreu property. In October 2006 the security lien for the mortgage was removed as the mortgage was paid in full. The 2.5% net smelter royalty continues to be secured by the Calcatreu property. In February 2008, Newmont assigned the 2.5% net smelter royalty to Franco Nevada Corporation.

Since purchasing the project in July 2003, the Corporation conducted exploration and development programs advancing the Calcatreu Gold project to the mine feasibility stage.

On March 15, 2007 a mine feasibility study on the Calcatreu Project was announced which supported the project feasibility based on the use of cyanide and confirmed that other processes are not viable alternatives for the Calcatreu Project. The objective of this program was to increase the resource to one million gold-silver equivalent ounces and increase the mine life and profitability.

Mine permitting efforts have been complicated by a political decision. On July 21, 2005, the Governor of Rio Negro successfully passed through the legislative council a law that has enforced a provincial wide ban on the use of cyanide within the mining industry. This action was inconsistent with the position of the Argentinean Federal Government and their pro-active stance on encouraging mineral development within Argentina. The Corporation’s management is now actively participating in discussions with senior officials, from both the federal and provincial governments of Argentina on this issue. Due to the ongoing of negotiations and the potential net present value of the project, as calculated in the 2007 mine feasibility study, no impairment is required at this time.  The continued ban on the use of cyanide may prohibit the project feasibility at current resource estimates.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

11.           Resource Assets (Continued)

Regalo gold property - Argentina

On March 12, 2008, the Corporation and Consolidated Pacific Bay Minerals Ltd. (“Pacific Bay”) signed a definitive option and joint venture agreement regarding the Regalo gold property (“Regalo”) located in Chubut Province, Argentina (the “Agreement”).

Under the Agreement, Aquiline can earn a 70% interest in Regalo by paying Pacific Bay US$100,000 on signing of the Agreement (paid), reimbursing (within 30 days) Pacific Bay US$169,000 for an airborne survey already underway (subsequently reimbursed), returning to Pacific Bay 900,000 of Pacific Bay’s common shares issued to Aquiline under a prior agreement (within 30 days) (returned), and completing 3,000 metres of drilling on the Regalo property within two years. There have not been any drilling to date. Once Aquiline has completed the forgoing, it will have earned a 70% interest in Regalo, and the parties will thereafter form a joint venture whereby each company will participate in programs according to their respective interests. If either party’s interest is diluted through non-participation in programs to 15% or less, that party’s interest automatically converts to a 2% NSR, which either party can purchase from the other for $2 million.

Navidad Silver Project - Argentina

On February 11, 2008, the Corporation acquired the Navidad Silver Project. Total resource assets acquired amounted to $37,231,082 (Note 3(a)). The balance of $20,296,021 consists of additions during the period.

Upon the acquisition of the Navidad Silver project, Aquiline held an aggregate land position in Chubut of 401,700 hectares. Exploration concessions are administered by the province of Chubut, which imposes limitations on the number of exploration cateos granted to an individual legal entity. These limitations apply to cateos that have been granted (ie. not to cateos that are in progress or to mining claims). Granted cateos to an individual legal entity are limited to 200,000 hectares or 20 individual cateos. Aquiline is below this limit, at 7 granted cateos covering 34,000 hectares. However, Aquiline entered into a dialogue with the government concerning the disposition of cateos that are currently in progress so that Aquiline maintains compliance with the provincial regulation and has reduced its land position in Chubut to 184,811 hectares.

Total drilling at Navidad now stands at 185,371 metres in 920 drill holes at December 31, 2008; 74,595 of the drilling was done in 2008.

Pico Machay and Chaparra - Peru

On April 1, 2008, the Corporation acquired the Pico Machay and the Chaparra Projects. Total resource assets acquired amounted to $45,751,349 (Note 3(b)). The balance of $3,286,481 consists of additions during the period (Note 3(b)). Most of the work completed at Pico Machay during 2008 was focused on completing an internal feasibility study (non NI 43-101 compliant).

The Pico Machay and the Chaparra Projects were written-down in December 2008 to $28,000,000 and $2,000,000, respectively, to reflect their fair value.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

11.           Resource Assets (Continued)

Platinum and palladium properties - Sudbury, Ontario

The principal Canadian resource assets of the Corporation are the interests it holds in properties in the Sudbury region of Ontario as follows:

Central River Valley Property

On March 4, 1999, the Corporation entered into a sub option agreement with Mustang Gold Corporation to earn up to a 70% interest in 96 units. Under this agreement, the Corporation paid $15,000 and issued 100,000 common shares and agreed to pay an additional $75,000 over the next two years to the optionor. The Corporation had also undertaken to expend at least $500,000 prior to December 2006 on the property in order to maintain in force the working rights and option granted to it. Due to changed metal prices, the project is not economical at this time and the Corporation had no plans to do more work on this property and accordingly, the property was written-down to $50,000 in December 2008. Total capitalized costs on this property as at December 31, 2008 were $50,000 (December 31, 2007 - $730,568).

Dana North Property

This property consists of 62 units in Dana and Pardo Townships, with a 2% and 3% net smelter royalty. The property was written off as of December 31, 2007.

Anaconda Property

This property consists of 36 claim units located in Dana Township. 150,000 common shares of the Corporation may be issued to the original vendor if the property advances through the pre feasibility stage. The property was written off as of December 31, 2007.

La Jojoba - Mexico

The Corporation entered into an agreement in April 2005 (the “Settlement Agreement”) with Columbia Metals Corporation Limited (“Columbia”), under which the parties agreed that Columbia would pay Aquiline $500,000 in satisfaction of its indebtedness to the Corporation and Aquiline would subscribe to 625,000 units of Columbia at a price of $0.80 per unit. Each unit was comprised of one common share of Columbia and one common share purchase warrant of Columbia, each warrant entitling the holder to purchase one Columbia common share at the price of $0.90 per share until March 17, 2008. In March 2006 the Corporation completed this subscription and acquired the common shares and purchase warrants in Columbia for long term investment purposes (Note 9).

In addition, under the Settlement Agreement, upon the closing of the transaction, Columbia granted a 2% net smelter return (“NSR”) royalty to Aquiline on the La Jojoba Property. Columbia has the right to acquire the 2% NSR royalty from Aquiline, free and clear of any encumbrances upon the payment of $1,000,000 for each 1% NSR royalty. As of December 31, 2008, Columbia has not acquired back any portion of the NSR.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

12.          Debt

This debt is related to Absolut’s Chaparra acquisition in 2005. The debt arose on June 8, 2005, is in $US, and no interest is payable. No security has been taken by the creditors.

The fair value of the loan at the date of issue was $575,527 calculated using an 8% discount rate. The deemed interest of $24,776 (December 31, 2007 - $Nil) for the nine month period since acquisition of Absolut has been capitalized and recorded in resource assets.

		Balance
		December 31,
Creditor/	Repayment	2008
Creditor group	$US	($Cdn)

Ex-Shareholders of Compania Minera Colorado	September 2008:$75,000**
(includes a related party*)	September 2009: $375,000	$514,212

* The related party, an officer of Compania Minera Colorado, was owed 35% or $US210,000 of the original face amount of the loans (December 31, 2008 - US $131,250) and is paid on the same basis as other creditors.

** The US $75,000 due in September 2008 has not been paid.

13.          Asset Retirement Obligation

The following table summarizes the changes in asset retirement obligations during the fiscal years presented:

	2008	2007
Opening balance	$422,240	$26,999
Additions	673,374	393,808
Accretion expense	125,607	1,433
Foreign exchange effect on liability	131,894	—
Reclamation costs incurred	(26,185)	—

	$1,326,930	$422,240

Asset retirement obligations relate to the Corporation’s Calcatreu gold property and Navidad Silver Project in Argentina, Pico Machay in Peru and the dismantling of the mine facilities and environmental reclamation of the areas affected by mining operations.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

13.          Asset Retirement Obligation (Continued)

Calcatreu gold property

At December 31, 2008, management estimates that the total undiscounted amount of the estimated cash flows required to settle the Corporation’s asset retirement obligations is $449,600 USD. It is expected that this amount will be incurred over the years 2009 to 2010. The credit-adjusted, risk-free interest rates used to discount estimated cash flows for liabilities incurred was 10%.

Navidad Silver Project

At December 31, 2008, management estimates that the total undiscounted amount of the estimated cash flows required to settle the Corporation’s asset retirement obligations for the Navidad Silver Project is $710,000 USD. It is expected that this amount will be incurred over the years 2009 to 2010. The credit adjusted, risk-free interest rates used to discount estimated cash flows for liabilities incurred was 10%.

At December 31, 2008, management estimates that the total undiscounted amount of the estimated cash flow required to settle the Corporation’s asset retirement obligation should be increased to $710,000 USD.

Pico Machay Project and Chaparra Project

On April 1, 2008, the Corporation acquired the Pico Machay Project and the Chaparra Project. Total asset retirement obligation acquired amounted to $89,000 USD for the Pico Machay Project and $20,000 USD for the Chaparra Project (Note 3(b)).

14.          Capital Stock

(a)   The authorized capital of the Corporation consists of an unlimited number of no par value common shares.

	Shares	Value

Outstanding at December 31, 2006	52,226,654	$56,574,750
Exercise of warrants	2,342,625	7,027,875
Value attributed to warrants exercised	—	2,771,950
Exercise of stock options	1,912,600	3,346,550
Value attributed to stock options exercised	—	1,273,247

Outstanding at December 31, 2007	56,481,879	70,994,372
Private placement, net of issue costs (i)	1,818,182	14,886,054
Warrants valuation (i)	—	(3,027,273)
Private placement, net of issue costs (ii)	5,310,000	10,413,206
Warrants valuation (ii)	—	(3,839,482)
Proceeds from exercise of warrants	22,222	149,999
Value attributed to warrants exercised	—	77,297
Exercise of stock options	1,016,400	3,593,450
Value attributed to stock options exercised	—	1,412,987
Shares issued to acquire Absolut (Note 3(b))	2,961,432	29,199,719

Outstanding at December 31, 2008	67,610,115	$123,860,329

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.                            Capital Stock (Continued)

(i)                  On May 7, 2008, the Corporation closed a non-brokered private placement financing for gross proceeds of $15,000,000. The offering was placed with a mining company whose identity remains confidential. The investor has specified use of proceeds to be dedicated to accelerating the exploration and development activities of the Navidad silver project in Chubut, Argentina.

The offering was comprised of 1,818,182 Units at $8.25, consisting of one common share and one warrant to purchase one common share at an exercise price of $10.00 up to the expiry date of December 31, 2009.

The fair value of the warrants was estimating using the Black-Scholes pricing model as follows: dividend yield 0%; expected volatility 55%; risk-free interest rate 2.62% and an expected average life of 1.66 years. Value assigned was $3,027,273.

The common shares and warrants sold under this offering were restricted for a period of four months from the closing date. No external advisors were engaged by either party, and as such, no advisory or investment banking fees are deductible from the gross proceeds, other than legal fees.

(ii)               A total of 5,310,000 Units of the Corporation were issued in a private placement at a price of $2.00 per Unit. Total proceeds received of $10,413,206 is net of cost of issue and commission for $206,794. The Units were issued in two tranches, with 3,695,000 Units issued in the first tranche closed on October 22, 2008 and 1,615,000 Units issued in the second and final tranche closed on November 6, 2008.

Each Unit consisted of one common share and one warrant to purchase one common share at an exercise price of $2.50 with an expiry date of three years.

The fair value of the warrants was estimating using the Black-Scholes pricing model as follows: dividend yield 0%; expected volatility 70%-78%; risk-free interest rate 1.80%-2.09% and an expected average life of 2.25 years. Value assigned was $3,839,482.

The common shares and warrants sold under this offering were restricted for a period of four months from the closing date. No external advisors were engaged by either party, and as such, no advisory or investment banking fees are deductible from the gross proceeds other than legal fees.

(b)                Stock options

The Corporation has a Stock Option Plan (the “Plan”), which has been approved by the shareholders to provide incentive for the directors, officers, employees, consultants and service providers of the Corporation (and its subsidiaries). The number of stock options to be granted is limited to not more than 10% of the issued Common Shares of the Corporation at the time of the stock option grant. Stock options are granted in accordance with the Plan at not less than the closing price of the Common Shares on the business day immediately prior to the effective date of grant.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.                            Capital Stock (Continued)

(b)                Stock options (Continued)

A summary of the status of the Corporation’s stock option plan as of December 31, 2008 and 2007 is as follows:

	Share Purchase	Weighted Average
	Options	Exercise price ($)

Outstanding, December 31, 2006	4,420,000	3.49
Options granted	685,000	8.54
Options exercised	(1,912,600)	1.75

Outstanding, December 31, 2007	3,192,400	5.62
Options granted	4,495,000	6.98
Options exercised	(1,016,400)	3.54
Options expired/cancelled	(1,644,445)	8.20
Options issued to acquire Absolut (Note 3(b))	218,889	6.15

Outstanding, December 31, 2008	5,245,444	6.40

The following table reflects the stock options outstanding at December 31, 2008:

			Weighted	Weighted
			Average	Average
Options	Exercise	Options	Exercise	Contractual	Expiry
Granted	Price ($)	Exercisable	Price ($)	Life (Years)	Date

156,000	8.00	156,000	8.00	0.01	January 3, 2009
500,000	1.35	500,000	1.35	0.21	March 19, 2009
150,000	8.92	150,000	8.92	0.30	April 20, 2009
11,112	5.40	11,112	5.40	0.36	May 12, 2009
16,667	9.00	16,667	9.00	0.69	September 9, 2009
3,333	5.58	3,333	5.58	1.76	October 6, 2010
1,835,000	12.00	917,500	12.00	2.13	February 15, 2011
100,000	12.00	75,000	12.00	2.25	April 1, 2011
150,000	8.25	75,000	8.25	2.44	June 9, 2011
125,000	8.25	62,500	8.25	2.45	June 14, 2011
2,155,000	2.00	2,155,000	2.00	2.93	December 4, 2011
43,332	6.30	43,332	6.30	3.56	July 23, 2012

5,245,444	6.40	4,165,444	5.07

For fiscal 2008, the aggregate fair value of options granted (excluding the options issued to acquire Absolut) was $7,493,775 (fiscal 2007 - $2,429,870) or $1.67 (fiscal 2007 - $3.55) per share. As at December 31, 2008, 1,080,000 options remain unvested.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.                            Capital Stock (Continued)

(b)                Stock options (Continued)

(i)                             On January 3, 2007, the Corporation granted 285,000 stock options to employees and consultants  with an exercise price of $8.00 expiring January 3, 2009. These stock options vested immediately at time of grant. The fair value of these options was recorded as follows: $225,540 expensed as stock option compensation, $322,200 recorded as deferred payments for future acquisition and $370,530 capitalized as resource assets.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 86.6%, risk - free interest rate 3.97% and an expected average life of 1.5 years. Value assigned was $918,270.

(ii)                          On April 20, 2007, the Corporation granted 400,000 stock options to officers and employee with an exercise price of $8.92 expiring April 20, 2009. These stock options vested 50% on October 20, 2007 and 50% on April 20, 2008. The fair value of these options was recorded as follows: $377,900 expensed as stock option compensation, $566,850 capitalized as deferred payments for future acquisition and $566,850 recorded as resource assets.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 86.9%, risk - free interest rate 4.17% and an expected average life of 1.5 years. Value assigned was $1,511,600.

(iii)                       On February 15, 2008, the Corporation granted 1,965,000 stock options to directors, officers and employees with an exercise price of $12.00 expiring February 15, 2011. These options will be recorded as stock option compensation in the statement of operations or resource assets as the options vest. These stock options will vest 50% on August 15, 2008 and 50% on February 15, 2009. The fair value of these options was recorded as follows: $2,825,286 expensed as stock option compensation and $2,023,358 capitalized as resource assets. The remaining value of $323,236 will be expensed or capitalized, as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 53.2%, risk - free interest rate 3.12% and an expected average life of 1.5 years. Value assigned is $5,171,880.

(iv)                       On April 1, 2008, the Corporation granted 100,000 stock options to a director with an exercise price of $12.00 expiring April 1, 2011. These options will be recorded as stock option compensation in the statement of operations as the options vest. These stock options will vest 50% immediately, 25% on October 1, 2008 and 25% on April 1, 2009. The fair value of these options was recorded as follows: $288,672 expensed as stock option compensation. The remaining value of $9,694 will be expensed as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 75.7%, risk - free interest rate 2.66% and an expected average life of 2 years. Value assigned is $298,366.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.                            Capital Stock (Continued)

(b)                Stock options (Continued)

(v)                          On April 1, 2008, the Corporation granted 218,889 stock options to stock option holders of Absolut with an exercise price between $4.50 to $9.00 and which expire at various dates between December 9, 2008 to July 23, 2012. These options are included in the purchase price of Absolut.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility from 47% to 68%, risk - free interest rate from 2.29% to 2.63% and an expected average life from 0.67 to 2 years. Value assigned is $1,090,850.

(vi)                       On June 9, 2008, the Corporation granted 150,000 stock options to a director with an exercise price of $8.25 expiring June 9, 2011. These options will be recorded as stock option compensation in the statement of operations as the options vest. These stock options will vest 50% on December 10, 2008 and 50% on June 9, 2009. The fair value of these options was recorded as follows: $342,265 expensed as stock option compensation. The remaining value of $96,460 will be expensed as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 75.7%, risk - free interest rate 2.60% and an expected average life of 2 years. Value assigned is $438,725.

(vii)                    On June 14, 2008, the Corporation granted 125,000 stock options to a director with an exercise price of $8.25 expiring June 14, 2011. These options will be recorded as stock option compensation in the statement of operations as the options vest. These stock options will vest 50% on December 14, 2008 and 50% on June 14, 2009. The fair value of these options was recorded as follows: $128,450 expensed as stock option compensation. The remaining value of $188,158 will be expensed as appropriate, in the remainder of 2009.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 79%, risk - free interest rate 2.77% and an expected average life of 2 years. Value assigned is $316,608.

(viii)               On December 4, 2008, the Corporation granted 2,155,000 stock options to directors, officers and employees with an exercise price of $2.00 expiring December 4, 2011. These stock options vested immediately at time of grant. The fair value of these options was recorded as follows: $638,296 expensed as stock option compensation and $463,166 capitalized as resource assets.

The fair value of the stock options was estimating using the Black-Scholes pricing model as follows: dividend yield 0%, expected volatility 75%, risk - free interest rate 1.52% and an expected average life of 2.25 years. Value assigned is $1,101,462.

For the year ended December 31, 2008, the fair value of previous year stock options granted that vested during the period was recorded as follows: $4,301,437 (2007 - $540,457) expensed as stock option compensation, $2,592,288 (2007 - $842,906) capitalized as resource assets and $Nil (2007 - $749,576) recorded as deferred payments for future acquisition.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

14.                            Capital Stock (Continued)

(c)                 Warrants

The following table reflects the continuity of warrants:

	December 31,				December 31,
	2007				2008	Warrant
Expiry Date	Balance	Issued	Exercised	Expired	Balance	Value

(i) See Note 15	—	237,500	—	—	237,500	$594,700
September 16, 2008 (ii)	—	205,558	(22,222)	(183,336)	—	—
December 31, 2009 (iii)	—	1,818,182	—	—	1,818,182	3,027,273
October 22, 2011 (iv)	—	3,695,000	—	—	3,695,000	2,580,587
November 6, 2011 (v)	—	1,615,000	—	—	1,615,000	1,258,895

	—	7,571,240	(22,222)	(183,336)	7,365,682	$7,461,455

	December 31,				December 31,
	2006				2007	Warrant
Expiry Date	Balance	Issued	Exercised	Expired	Balance	Value

October 2007	2,342,625	—	(2,342,625)	—	—	$—

(i)                              On February 8, 2008, the Corporation issued 237,500 warrants in connection with the convertible debenture (Note 15).

(ii)                           On April 1, 2008, the Corporation issued 205,558 warrants in connection with the acquisition of Absolut (Note 3(b)). 22,222 of these warrants were exercised and 183,336 warrants matured and were not exercised by the holder.

(iii)                        On May 7, 2008, the Corporation closed a non-brokered private placement financing and issued 1,818,182 warrants (Note 14(a)(i)).

(iv)                       On October 22, 2008, the Corporation closed the first tranche of a non-brokered private placement financing and issued 3,695,000 warrants (Note 14(a)(ii)).

(v)                          On November 6, 2008, the Corporation closed the second and final tranche of a non-brokered private placement financing and issued1,615,000 warrants (Note 14(a)(ii)).

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

15.                            Convertible Debenture

On February 8, 2008, Silverstone Resources Corp. (“Silverstone”) purchased a $17.5 million convertible debenture (the “Debenture”) from Aquiline. Silverstone may elect to convert the Debenture into Common Shares of Aquiline at a conversion price of $12.00 or into a contract (“Contract”) granting Silverstone the right to purchase, at the lesser of US$4.00 per ounce of silver and the prevailing market price per ounce of silver on the London Metal Exchange at the time production is delivered, 12.5% of the life of mine payable silver from the Loma de La Plata zone which is one of seven zones comprising the Navidad project, or if unavailable, from the other zones of the Navidad project.

Silverstone may elect to convert the Debenture into Common Shares of Aquiline or a Contract at any time until the Conversion Deadline, which is defined as 30 days after the earlier of: (a) January 8, 2010; and (b) the Maturity Date which is defined as the later of the completion of a feasibility study on the Property, the decision of Aquiline to proceed with a mine, and receipt of all necessary permits to proceed with construction of a mine.

Silverstone and Aquiline shall negotiate a definitive Contract not yet signed which shall be subject to Exchange approval. Upon conversion to the Contract, the $17.5 million face value of the Debenture will form part of an upfront payment by Silverstone of US$50 million to secure the silver, structured as: upon election to convert to the Contract, US$17,599,750 being equivalent to the CDN$17.5 million face value of the Debenture; US$14,900,250 on the Conversion Deadline; and US$17.5 million in four equal installments of US$4,375,000, each three months apart, the first installment starting three months after the start of construction and the remaining installments due every three months thereafter.

The Debenture carries a coupon of 150,000 warrants in lieu of interest, with each warrant entitling Silverstone to purchase one Common Share at an exercise price of CDN$13.00 per Common Share for a period expiring six months after the Conversion Deadline.

The Corporation paid a finder’s fee of 6% in cash of the Debenture principal amount (CDN$1.05 million) and 87,500 warrants with the same terms as those granted to Silverstone, and incurred costs of $32,396.

The fair value of the 237,500 warrants was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield - 0%; volatility - 53.3%; risk-free interest rate - 3.06% and an expected life of 1.5 years. The fair value attributed to the warrants was $594,700.

Neither of the conversion options give rise to a contractual obligation on the part of the Corporation to deliver cash or another financial asset or to exchange another financial instrument under conditions that are potentially unfavourable. As such the Corporation has classified the debenture as an equity instrument net of cash issue costs in the amount of $1,082,396 and the value attributed to the warrants of $594,700.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

16.                            Segmented Information

The Corporation operates in the mining, exploration and development business and has operations in Argentina, Canada, Peru and Mexico. The Corporation has no operating revenue. The interest income and realized gain on investments held for trading relate to investments held in Canada.

2008

	Canada	Argentina	Mexico	Peru	Consolidated

Current assets	$6,463,176	$1,854,024	$—	$181,929	$8,499,129
Property and equipment	63,244	1,146,956	—	397,921	1,608,121
Other assets	74,000	6,416,917	—	—	6,490,917
Resource assets	50,000	93,582,815	50,000	30,000,000	123,682,815

	$6,650,420	$103,000,712	$50,000	$30,579,850	$140,280,982

2007

	Canada	Argentina	Mexico	Peru	Consolidated

Current assets	$7,226,116	$1,057,192	$—	$—	$8,283,308
Property and equipment	47,414	128,830	—	—	176,244
Other assets	15,037,038	10,151,259	—	—	25,188,297
Resource assets	730,568	34,068,894	50,000	—	34,849,462

	$23,041,136	$45,406,175	$50,000	$—	$68,497,311

17.                               Supplemental Cash Flow Information

	2008	2007

Changes in non-cash working capital items:
Other receivables and prepaids	$(451,133)	$(189,391)
Current portion of long-term foreign tax recoverable	(576,597)	(27,086)
Long-term foreign tax recoverable	(5,251,854)	—
Payables and accruals	3,565,174	(681,781)

	$(2,714,410)	$(898,258)

Interest received	$143,030	$356,579

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

18.                            Income Taxes

The following table reconciles the expected income tax recovery at the Canadian statutory income tax rate of 33.5% (2007 - 36%) to the amounts recognized in the consolidation statements of operations:

	2008	2007

Loss before income taxes reflected in consolidated financial statements	$27,671,464	$3,568,674

Expected income tax recovery at Canadian statutory rate	9,270,000	1,285,000
Non-taxable foreign exchange	54,000	(191,000)
Non-taxable component of gains on investments	275,000	—
Non-deductible expenses and other items	(528,000)	—
Deductible share issue costs	176,000	119,000
Stock option compensation expense	(1,441,000)	(195,000)
Unrealized gain on investments held for trading	—	83,000
Valuation allowance	(1,685,000)	(1,101,000)

Income tax recovery recognized	$6,121,000	$—

The following table reflects future income tax assets at December 31, 2008 and 2007:

	2008	2007

Excess of tax resources pools over book value of Canadian resource assets	$1,289,000	$289,000
Share issue costs	544,000	252,000
Excess of tax cost of marketable securities over carrying value	56,000	—
Canadian non-capital losses	6,640,000	4,266,000
Less: recognized to offset future income tax liabilities	—	(516,000)
Valuation allowance	(8,529,000)	(4,291,000)

	$—	$—

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

18.                            Income Taxes (Continued)

The following table reflects future income tax liabilities at December 31, 2008 and 2007:

	2008	2007

Book value of financial instruments in excess of tax value	$—	$(516,000)
Excess of book value of Argentina and Peru resource properties over eligible deductible costs (1)	(12,413,000)	(7,655,000)
Less: reduction due to utilization of available future income tax assets	—	516,000

	$(12,413,000)	$(7,655,000)

(1)          The Corporation has incurred costs in Canada related to its resource assets that are not deductible or eligible for tax pools. As such, the Corporation has recorded a future tax liability and capitalized the costs to the associated property.

As at December 31, 2008, the Corporation had Canadian non-capital losses, for which no future income tax asset has been recognized in these consolidated financial statements, which may be applied against future taxable income, expiring as follows:

2009	$1,413,000
2010	1,912,000
2014	2,742,000
2015	3,652,000
2026	2,134,000
2027	2,025,000
2028	4,995,000
$18,873,000

19.                            Basic and Diluted Loss Per Share

The following table sets out the computation for basic and diluted loss per share:

	2008	2007

Numerator:
Loss for the period	$(21,550,464)	$(3,568,674)

Denominator:
Weighted average number of common shares outstanding	61,626,489	53,689,338

Basic and diluted loss per share	$(0.35)	$(0.07)

Diluted loss per share has not been presented for the years ended December 31, 2008 and 2007 because the effect of dilutive options and warrants is anti-dilutive.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

20.                            Related Party Transactions and Balances

During the year, the Corporation was charged $85,450 ($71,000 in 2007) for consulting fees by a company in which a director of the Corporation has a beneficial interest. $20,000 of the $85,450 (December 31, 2007 - $71,000) consulting fees were included in resource assets. At December 31, 2008, $5,000 was due by the Corporation (at December 31, 2007, $20,747 of general and office expenses recovery were due to the Corporation).

At December 31, 2008, the Corporation held 170,000 shares (December 31, 2007 - 170,000 shares) of Sierra Minerals Inc. (“Sierra”) (see Note 9). Included in other receivables and prepaids is $151,561 (December 31, 2007 - $126,882) receivable from Sierra. The balance pertains to general and office expenses paid on behalf of Sierra of which $78,776 were collected at the date of this report.

Included in other receivables and prepaids is $41,897 (December 31, 2007 - $65,733) receivable from Laramide Resources Ltd., with which the Corporation has a director in common and common management. Such amount was collected at the date of this report.

Payables to a law firm in which a partner is an officer of the Corporation were $97,361 at December 31, 2008 (December 31, 2007 - $110,592). Also, as at December 31, 2008, the law firm held $20,000 (December 31, 2007 - $Nil) on behalf of the Corporation. The Corporation was charged $298,071 by this law firm for the year ended December 31, 2008 (December 31, 2007 - $227,111) for legal services included in IMA legal costs and legal and audit expenses.

Included in other receivables and prepaids is $14,420 (December 31, 2007 - $Nil) receivable from Crown Point Ventures Ltd. with which the Corporation has a director in common.

Included in other receivables and prepaids is $41,405 (December 31, 2007 - $146) receivable from Treasury Metals Inc. with which the Corporation has an officer and director in common.

Included in other receivables and prepaids is $7,731 (December 31, 2007 - $184) receivable from Lydian International Limited with which the Corporation has a common director.

Transactions with related parties were in the normal course of operations and are measured at the exchange amounts which is the amount agreed to by the related parties. Any amounts due to or from these related parties are subject to normal trade payment terms.

21.                            Contingencies

The Corporation is involved in various litigation matters arising in the ordinary course of its business. The Corporation has no reason to believe that the disposition of any such current matter could reasonably be expected to have a materially adverse impact on the Corporation financial position and results of operations.

AQUILINE RESOURCES INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian Dollars)

December 31, 2008 and 2007

22.                            Commitments

(a)               The Corporation entered into agreements to lease office spaces and warehouses until June 30, 2013. Minimum annual rent payable in each of the next five years are as follows:

2009	$386,279
2010	391,162
2011	327,958
2012	140,399
2013	70,200
$1,315,998

The Corporation has arrangements with the tenants in its corporate offices and expects to recover approximately 24% of the indicated amounts.

(b)              As per the purchase option agreement with Chaparra’s concession holders, a payment of US $850,000 is required by the Corporation in October 2009 in order to complete the purchase option of these mining rights. No security has been taken by the concession holders other than the mining rights.

23.                            Subsequent Events

Subsequent to December 31, 2008, the Corporation received $675,000 from the exercise of 500,000 stock options which expired on March 19, 2009 and had an exercise price of $1.35.